EXHIBIT 99
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THE NAUTILUS GROUP
[LOGO]

FOR IMMEDIATE RELEASE
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CONTACTS:  The Nautilus Group, Inc.         Investor Relations Inquiries:
           ------------------------         -----------------------------
           Rod Rice                         John Mills
           Chief Financial Officer          Integrated Corporate Relations, Inc.
           360-694-7722                     310-395-2215--203-222-9013



               THE NAUTILUS GROUP ANNOUNCES CHAIRMAN BRIAN COOK TO
              RETIRE; APPOINTS GREGG HAMMANN TO SUCCEED AS CHAIRMAN

VANCOUVER, Wash., February 17, 2004 (BUSINESS WIRE) -- The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced that Chairman Brian Cook will retire effective March 1st, 2004 from his position as Chairman and member of the Board of Directors. Gregg Hammann, President and Chief Executive Officer, has been elected to assume the additional position of Chairman.

"I am pleased with what we have accomplished since the company was founded in 1986," said Mr. Cook, reflecting on his tenure. "With a very strong platform of health and fitness products and a strong management team in place, it seems appropriate that I retire as Chairman and as a member of the Board. Gregg joined Nautilus in July 2003 and his performance over the past six months has been outstanding. The prospects for the company's future are excellent under the leadership of Gregg and his entire senior management team and this confidence is shared by our entire board."

Brian Cook founded Bowflex, the predecessor to Nautilus, in 1986 and was elected Chairman of the Board in 1986 and served as Chief Executive Officer from 1986 to July 2003.

"Brian presided over the company as it evolved from the channel-focused Bowflex brand to a leading marketer, developer, and manufacturer of branded health and fitness products. This growth included the acquisitions of Nautilus, the fitness division of Schwinn/GT Corp. and StairMaster, which have enabled the company to considerably expand its portfolio of leading brands, product lines and channels of distribution. His focus on the diversification of products and sales channels and commitment to customer service and satisfaction has solidly placed the company on a path to growth," said Mr. Hammann. "I would like to thank our founder Brian Cook for having the vision to create a leader in this industry and look forward to many years of continued friendship."

Mr. Hammann continued, "I am honored to assume the role of Chairman and look forward to positioning Nautilus as the brand leader in the health and fitness industry. Our company has tremendous growth potential as we help educate people on the benefits of fitness. We have an exciting future in front of us as we engage our brands, programs and team to help people achieve a fit and healthy lifestyle."
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ABOUT THE NAUTILUS GROUP
The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn, Bowflex, StairMaster and Trimline brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.



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This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, distribution channels and new product introductions. Factors that could cause The Nautilus Group's actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.